Exhibit 99.1

Zep Inc. 1310 Seaboard Ind. Blvd. Atlanta, GA 30318	T: 404.352.1680 www.zepinc.com	Jill A. Gilmer Assistant Corporate Secretary T: 404.605.8614 F: 404.367.4127 C: 404.725.2480 Jill.Gilmer@zep.com

To:	Board of Directors and Section 16 Officers

From:	Jill A. Gilmer

Date:	April 16, 2008

Subject:	Notice of Upcoming “Blackout” Period for Trading Zep Inc. Stock – May 8 through May 14, 2008

Attached is a communication the Company provided to its participants in the Zep Inc. 401(k) plan notifying them of an upcoming short “blackout” period related to the migration of the Company’s plan to Merrill Lynch’s enhanced recordkeeping system. This participant notice is required by applicable Federal law.

Because Zep Inc.’s Common Stock is an investment option under the 401(k) plan, new rules added by Sarbanes-Oxley provide that the Company’s directors and section 16 officers are not allowed to purchase or sell Zep Inc. stock during this blackout period. The blackout is scheduled to begin at 2 p.m. (Eastern time) on Thursday, May 8, 2008 and end at 8:00 a.m. (Eastern time) on Wednesday, May 14, 2008.

Immediately prior to and after the blackout period, I will send out to each of you a reminder notice. Please give me a call at (404) 605-8614 or email me at jill.gilmer@zep.com should you have any questions.

Attachment

April 2008

Re:	The ZEP, Inc. 401(k) Plan

We are pleased to announce that several enhancements will soon be available to help make it easier and more convenient for you to manage and monitor your ZEP, Inc. 401(k) Plan account. These changes will follow the migration of the Plan to an enhanced recordkeeping system at Merrill Lynch and include a new web site with enhanced online access to your account.

Because of the time needed to implement this transition, there will be a period of time during which you will not be able to make any changes to your account or conduct any transactions in your account. (Please see the enclosed “Important Notice”.)

Blackout Period

This short “blackout” period will begin on Thursday, May 8, 2008, at 2 p.m. (Eastern time) and end on Wednesday, May 14, 2008, at 8 a.m. (Eastern time). During this period, you will not be able to adjust your contribution rate, change how your existing account balance is invested, or change the investment directions for your future contributions. You will also not be able to request a loan, withdrawal or distribution during this period.

There is no action you need to take before this transition period begins. However, if you want to make changes to your account before the transition period begins:

•	The deadline to request a loan, withdrawal or distribution from the Plan is Thursday, May 8 2008, at 2 p.m. (Eastern time).

•

The deadline to change your contribution rate, redirect the allocation of your existing balance or redirect how your future contributions are to be invested is Thursday, May 8, 2008, at 2 p.m. (Eastern time).

To make any changes before the transition period begins, please visit the Plan’s current web site (www.ml.myretirementsite.com) or call 1-800-881-8520.

Benefits OnLine®

Following this transition, online access to your account will be available through Merrill Lynch’s secure Benefits OnLine® web site at www.benefits.ml.com. With Benefits OnLine, you’ll be able to:

•	Sign up for Online Delivery of your account statements – and eliminate paper mailings

•	Access your account statements online

•	View prospectuses for your Plan’s investment choices

•	Download your account information to Quicken® – to help you manage your account as part of your overall finances

•	View confirmations of your account transactions online

•	View alerts and messages related to your Plan

•	Review educational content and tools to help you plan for retirement – whether you’re building your retirement savings, nearing retirement or already living in retirement

In the coming weeks you will receive additional information about the transition and how you’ll be able to take advantage of enhanced online access to your account following the transition.

Benefits OnLine is a registered service mark of Merrill Lynch & Co., Inc.

Quicken is a registered service mark of Intuit Inc.

© April 2008 Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Printed in the U.S.A. Member, Securities Investor Protection Corporation (SIPC).

Important Notice Concerning Your Rights Under the

Zep, Inc. 401(k) Plan

April 2008

1. This notice is to inform you that the Zep, Inc. 401(k) Plan will be migrated to an enhanced recordkeeping system at Merrill Lynch.

2. Because of the time necessary to implement this transition, you temporarily will be unable to direct or diversify investments in your account, obtain a loan from the plan, or obtain a distribution from the plan. This period, during which you will be unable to exercise these rights otherwise available under the plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

3. The blackout period for the plan will begin on Thursday, May 8, 2008, at 2 p.m. Eastern time and end on Wednesday, May 14, 2008, at 8 a.m. Eastern time.

4. During this blackout period you will be unable to direct or diversify the assets held in your plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

5. If you have any questions concerning this notice, please contact Merrill Lynch, 800-881-8520, P.O. Box 105158, Atlanta, Georgia, 30348-5158.

If you wish to make changes to your account before this blackout period begins, the attached letter includes the deadlines by which you must do so. The letter also summarizes some of the account access enhancements that will be available following the transition.

© April 2008 Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Printed in the U.S.A. Member, Securities Investor Protection Corporation (SIPC).